SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

June 17, 2015

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33228	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Certain Officer.

On June 11, 2015, during a Zion Oil & Gas, Inc. (“Zion” or the “Company”) Board of Directors meeting following the Company’s annual shareholder meeting, the Board of Directors appointed Victor G. Carrillo as the Company’s Chief Executive Officer (“CEO”), to be effective on June 15, 2015. Mr. Carrillo, age 50, was appointed to Zion’s Board in September 2010 and appointed Executive Vice President in January 2011. In October of 2011 he was appointed as the Company President and Chief Operating Officer. Mr. Carrillo also currently serves as a director of Magnum Hunter Resources Corporation (an oil and gas company engaged in the acquisition, development and production of unconventional oil and gas resource plays in the US). He also currently serves on the Board of Directors for the Texas-Israel Chamber of Commerce and the Maguire Energy Institute at Southern Methodist University. Mr. Carrillo is a petroleum geologist and geophysicist, attorney, former city councilman, former county judge, and former statewide elected official. From 2003 to 2011, Mr. Carrillo served as a commissioner of the Railroad Commission of Texas (the state agency with regulatory jurisdiction over Texas oil and gas exploration and production and pipelines), having served twice as chairman of the three-member statewide elected board. Mr. Carrillo holds a law degree from the University of Houston, a Master of Science degree in geology from Baylor University, and a Bachelor of Science degree in geology from Hardin-Simmons University. Mr. Carrillo also received an honorary doctorate degree from Hardin-Simmons University in May 2006.

Mr. Carrillo succeeds John M. Brown, age 75, Zion’s founder, who has stepped down from the Chief Executive Officer position to which he was appointed in January 2014. Mr. Brown has served as a director and Chairman of the Board of Directors of Zion since its organization in April 2000. Mr. Brown was also appointed as Interim Chief Executive Officer on October 18, 2012 and on January 1, 2014, Mr. Brown was appointed as the Chief Executive Officer and to continue as the Executive Chairman. Previously, he served as Zion’s Chief Executive Officer from April 2000 to September 2004 and as President from April 2000 to October 2001.

Mr. Brown, the Company’s Founder, will continue to serve as Executive Chairman of Zion’s Board of Directors and will continue to advise the CEO and be involved in key company initiatives and the overall corporate mission.

Appointment of New Officer.

On June 11, 2015, and in connection with the aforementioned changes, the Board of Directors also appointed Glen Perry as the Company’s President and Chief Operating Officer, effective June 15, 2015. Mr. Perry, age 72, was re-appointed to the Board in July 2013. He previously served on Zion’s Board from January 2004 to December 2009 when he retired as Zion’s President and Chief Operating Officer. Since obtaining a Master’s Degree in Petroleum Engineering from the University of Texas at Austin in 1972, Mr. Perry has accumulated over 40 years of experience in engineering and management in the oil and gas industry. From initial employment as a drilling engineer with Humble Oil and Refining (now Exxon-Mobil) until 1990 he held positions of increasing responsibility in three US domestic companies, culminating as Senior VP for Operations, Engineering and Marketing with a highly successful independent oil company in Houston (Prairie Producing). From 1993 to 1998, he worked in the Commonwealth of Independent States (former Soviet republics formed after the U.S.S.R. breakup) in project acquisition and management before coming to Israel in 1998. During the last 17 years in Israel, he has consulted for or been employed as an officer by Delek Drilling, Ginko, Zion Oil & Gas, Adira, AGR and Genie Energy. Mr. Perry has dual-citizenship in both the US and Israel. He founded GHP Consulting and is currently a consultant to Genie Energy as project manager for the exploration of license #397/Ness and has been an engineering/operations consultant to Zion Oil & Gas. In addition, he is a lecturer in basic drilling operations at the Technion’s Master’s program in petroleum engineering in Israel.

Each new appointee will be compensated as per their current arrangement herein incorporated by reference to the 2015 Proxy Statement for the 2015 annual meeting of stockholders, which was filed with the SEC on April 16, 2015. There are no arrangements or understandings between Victor G. Carrillo and/or Glen Perry and any other person pursuant to which they were appointed as a Company Officer, and there are no relationships between Victor G. Carrillo and/or Glen Perry and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: June 17, 2015	By:	/s/ Victor G. Carrillo
Victor G. Carrillo
Chief Executive Officer

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